Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in Amendment No. 1 to the Registration Statement (Form S-1 No. 333-269775) and related Prospectus of Windtree Therapeutics, Inc. and to the incorporation by reference therein of our report dated March 31, 2022 (except for the second paragraph of Note 2, as to which the date is March 31, 2023), with respect to the consolidated financial statements of Windtree Therapeutics, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2022, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Philadelphia, Pennsylvania

April 6, 2023